Exhibit 10.3

EXECUTIVE AGREEMENT

This EXECUTIVE AGREEMENT (this “Agreement”), is entered into between Pier 1 Imports, Inc., a Delaware corporation (the “Company”), and                          (the “Executive”) as of the execution date by the Company below (the “Effective Date”), and in consideration of the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

1.    Term of Agreement; Termination of Employment

(a)    Term. The term of this Agreement shall be from the Effective Date and for a period of two years thereafter (the “Original Term”); provided, that, this Agreement shall be automatically extended, subject to earlier termination as provided herein, for successive additional one year periods (each, an “Additional Term”), on the second anniversary of the Effective Date and each subsequent anniversary thereof unless, at least 90 days before the date on which an Additional Term otherwise would automatically begin, the Company or the Executive notifies the other in writing that the Term (as defined below) shall not be extended by any Additional Terms thereafter. Notwithstanding the foregoing, if a Change of Control (as defined below) occurs during the Original Term or an Additional Term, the term of this Agreement shall extend until the later of the Original Term or an Additional Term or the 18-month anniversary of such Change of Control (such extension, together with the Original Term or any Additional Terms, the “Term”).

(b)    At-Will Nature of Employment. The Executive acknowledges and agrees that the Executive’s employment with the Company is and shall remain “at-will” and the Executive’s employment with the Company may be terminated at any time and for any reason (or no reason) by the Company or the Executive, subject to the terms of this Agreement. During the period of the Executive’s employment with the Company, the Executive shall perform such duties and fulfill such responsibilities as reasonably requested by the Company from time to time commensurate with the Executive’s position with the Company.

(c)    Termination of Employment by the Company. During the Term, the Company may terminate the Executive’s employment at any time with or without Cause (as defined below) pursuant to the Notice of Termination provision below.

(d)    Termination of Employment by the Executive. During the Term, the Executive may terminate employment with the Company with or without Good Reason (as defined below) by delivering to the Company, not less than thirty (30) days prior to the Termination Date, a written notice of termination; provided, that, if such termination of employment is by the Executive with Good Reason, such notice shall state in reasonable detail the facts and circumstances that constitute Good Reason. This provision does not change the at-will nature of Executive’s employment, and the Company may end Executive’s employment, pursuant to Executive’s notice, prior to the expiration of the thirty (30) days’ notice.

(e)    Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by a written Notice of Termination addressed to the Executive or the Company, as applicable. A “Notice of Termination” shall mean a notice stating that the Executive’s employment with the Company has been or will be terminated and the specific provisions of this Section 1 under which such termination is being effected.

(f)    Termination Date. Subject to Section 4(a) hereof, “Termination Date” as used in this Agreement shall mean in the case of the Executive’s death or Disability (as defined below), the date of death or Disability, or in all other cases of termination by the Company or the Executive, the date specified in writing by the Company or the Executive as the Termination Date in accordance with Section 1(e).

2.    Compensation Upon Certain Terminations by the Company.

(a)    Termination Without Cause, or for Good Reason. If the Executive’s employment is terminated during the Term (i) by the Company without Cause (other than as a result of the Executive’s death or Disability), or (ii) by the Executive for Good Reason, in each case, other than during the COC Protection Period (as defined below), the Company shall (A) pay to the Executive any portion of Executive’s accrued but unpaid base salary earned through the Termination Date; (B) pay to the Executive any annual bonus that was earned by the Executive for the fiscal year immediately preceding the fiscal year in which the Termination Date occurs, to the extent not already paid; (C) reimburse the Executive for any and all amounts advanced in connection with Executive’s employment with the Company for reasonable and necessary expenses incurred by Executive through the Termination Date in accordance with the Company’s policies and procedures on reimbursement of expenses; and (D) provide to the Executive all other accrued but unpaid payments and benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company (excluding any severance plan or policy of the Company) (collectively, the “Accrued Compensation”). In addition, provided that the Executive executes a release of claims in a form acceptable to the Company (a “Release”), returns such Release to the Company by no later than 45 days following the Termination Date (the “Release Deadline”) and does not revoke such Release prior to the expiration of the applicable revocation period (the date on which such Release becomes effective, the “Release Effective Date”), then subject to the further provisions of Sections 2(j), 3, 4, and 6 below, the Company shall have the following obligations with respect to the Executive (or the Executive’s estate, if applicable), subject to applicable taxes and withholdings:

(1)    The Company will continue to pay the Executive’s Base Salary (as defined below) during the period beginning on the Executive’s Termination Date and continuing for 12 months thereafter (“Salary Continuation”). This Salary Continuation payment shall be paid in bi-weekly installments, consistent with the Company’s payroll practices. Subject to Sections 4(c) and 4(d) hereof, the first such payment shall be made on the first payroll date following the Release Effective Date, such payment to include all payments that would have otherwise been payable between the Termination Date and the date of such payment.

(2)    The Company will pay to the Executive, at such time as those executives who are actively employed with the Company would receive payments under the Company’s short-term cash bonus plan in which the Executive was eligible to participate immediately prior to the Termination Date (but in no event later than the 15th day of the third month of the fiscal year following the fiscal year in which the Termination Date occurred), a pro-rated amount of the

Executive’s bonus under such plan, based on the actual performance during the applicable period, determined in accordance with the terms of the Plan and subject to the approval of the Compensation Committee of the Board of Directors. The pro-rated amount shall be calculated using a fraction where the numerator is the number of days from the beginning of the applicable bonus period through the Termination Date and the denominator is the total number of days in the applicable bonus period.

(3)    The Company will pay to the Executive a lump sum cash payment (net of applicable taxes and withholdings), payable within 30 days following the Termination Date, equal to the monthly cost (including any portion of the cost paid by the Executive) to provide group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and maintained by the Executive as of the Termination Date, multiplied by 12. For purposes of this Section 2(a)(3), the cost of such benefits will be calculated based on the “applicable premium” determined in accordance with Section 4980B(f)(4) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued thereunder (less the 2% administrative fee) for the year in which the Termination Date occurs.

(4)    As of Executive’s Termination Date, Executive will be immediately eligible for reasonable outplacement services at the expense of the Company. The Company and Executive will mutually agree on which outplacement firm, among current vendors used by the Company, will provide these services. Such services will be provided for up to twelve (12) months from the Termination Date or until employment is obtained, whichever occurs first.

(b)    Termination for Cause, without Good Reason, or Death. If the Executive’s employment is terminated during the Term (i) by the Company for Cause, (ii) by the Executive without Good Reason, or (iii) by reason of the Executive’s death other than during the COC Protection Period, the Company shall provide the Executive (or the Executive’s estate, if applicable) with only the Accrued Compensation.

(c)    Termination due to Disability. If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability other than during the COC Protection Period, the Company shall have the following obligations with respect to the Executive (or the Executive’s estate, if applicable): (i) the Company shall provide the Executive with the Accrued Compensation; and (ii) the Executive shall be entitled to receive any disability benefits available under the Company’s long-term disability plan (if any). For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive’s ability to substantially perform the Executive’s duties with the Company or its subsidiaries for a period of at least six (6) months in any twelve (12)-month calendar period as determined in accordance with the Company’s long-term disability plan or, in the absence of such plan, as determined by the Company’s Board of Directors (the “Board”).

(d)    Change of Control. If the Executive’s employment is terminated during the Term (i) by the Company other than for Cause, (ii) due to the Executive’s death or Disability, or (iii) by the Executive for Good Reason, in each case, during the three months prior to, and the eighteen months following, a Change of Control (such period, the “COC Protection Period”), then the Company shall provide the Executive with the Accrued Compensation and, subject to the Executive executing a Release, returning such Release to the Company by no later than the Release Deadline, and not revoking such Release prior to the expiration of the applicable revocation period, and subject to the further provisions of Sections 2(j), 3, 4 and 6 below, and in lieu of any payments under Section 2(a) above, the Company shall have the following obligations with respect to the Executive (or the Executive’s estate, if applicable), subject to applicable taxes and withholdings:

(1)    The Company will pay the Executive an amount equal to 24 months of the Executive’s Base Salary in effect on the Termination Date. Subject to Sections 4(c) and 4(d) hereof, such amount shall be payable in a lump sum on the sixtieth (60th) day following the Termination Date, except in the event that such amount becomes payable on account of a termination that occurs other than during the twelve month period following a Change of Control. In such event, the amount shall be paid at the time described in Section 2(a)(1) to the extent necessary to avoid the imposition of tax penalties under Section 409A of the Code.

(2)    The Company will pay to the Executive a lump sum cash payment (net of applicable taxes and withholdings), payable within 30 days following the Termination Date, equal to the monthly cost (including any portion of the cost paid by the Executive) to provide group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and maintained by the Executive as of the Termination Date, multiplied by 24. For purposes of this Section 2(a)(3), the cost of such benefits will be calculated based on the “applicable premium” determined in accordance with Section 4980B(f)(4) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued thereunder (less the 2% administrative fee) for the year in which the Termination Date occurs.

(3)    As of Executive’s Termination Date, Executive will be immediately eligible for reasonable outplacement services at the expense of the Company. The Company and Executive will mutually agree on which outplacement firm, among current vendors used by the Company, will provide these services. Such services will be provided for up to twelve (12) months from the Termination Date or until employment is obtained, whichever occurs first.

(e)    Definitions.

(1)    Base Salary. For the purpose of this Agreement, “Base Salary” shall mean the Executive’s annual rate of base salary as in effect on the applicable date; provided, however, that if the Executive’s employment with the Company is being terminated by the Executive for Good Reason as a result of a reduction in the Executive’s Base Salary, then “Base Salary” shall, for purposes of the definition of “Good Reason” and Section 3 of this Agreement, constitute the Executive’s Base Salary as in effect prior to such reduction.

(2)    Cause. For purposes of this Agreement, “Cause” shall mean a good faith determination by the Board (after providing the Executive with reasonable notice and an reasonable opportunity to be heard in person on the matter) that any of the following has occurred: (i) the Executive’s material or habitual failure to follow the reasonable and lawful directions of any superior officer of the Company, provided the direction(s) is not materially inconsistent with the duties or responsibilities of the Executive’s position, or a material or habitual failure to perform Executive’s duties with the Company (other than any such failure resulting from the Executive’s

Disability) which failure is not cured within ten (10) days after a written demand for performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that the Executive has materially or habitually failed to perform the Executive’s duties; (ii) the Executive’s indictment for, conviction of, or entry of a plea of guilty or nolo contendere or no contest with respect to: (a) any felony, or any misdemeanor involving dishonesty or moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company, or (b) any crime connected with the business of the Company; (iii) the Executive’s engaging in any gross negligence or gross misconduct in connection with the performance of Executive’s duties hereunder, which is, or is likely to be, materially injurious to the Company, its financial condition, or its reputation; (iv) the Executive’s commission of or engagement in any act of fraud, misappropriation, material dishonesty, or embezzlement, whether or not such act was committed in connection with the business of the Company; (v) the Executive’s breach of fiduciary duty, breach of any of the covenants set forth in Sections 6(a)(2) or 6(a)(3) of this Agreement, or material breach of any other provisions of this Agreement; or (vi) the Executive’s violation of the Company’s policy against harassment or its equal employment opportunity policy, a material violation of the Company’s code of business conduct or a material violation of any other policy or procedure of the Company.

(3)    Change of Control. For purposes of this Agreement, “Change of Control” shall have the same meaning as such term is defined in the Company’s 2015 Stock Incentive Plan (or any successor equity incentive plan); provided, however, that for purposes of this Agreement, such definition shall only apply to the extent that the event that constitutes such a “Change of Control” also constitutes a “change in ownership or control” as such term is defined in Section 409A of the Code and the regulations and guidance issued thereunder (“Section 409A of the Code”).

(4)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s written consent: (i) a reduction of more than ten percent (10%) in the sum of Executive’s annual base salary and target STI award as a percentage of base salary from those in effect as of the date of this Agreement; (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) Executive’s mandatory relocation to an office more than fifty (50) miles from the primary location at which Executive is required to perform Executive’s duties as of the date of this Agreement; (iv) any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement, including failure of a successor company to assume or fulfill the obligations under this Agreement; or (v) in anticipation or contemplation of or following a Change of Control, as defined above, a material adverse change in the Executive’s reporting structure. In each case, Executive must provide the Company with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within thirty (30) days of the initial existence of such Good Reason event, and the Company shall have the right to remedy such event within sixty (60) days after receipt of Executive’s written notice (“the sixty (60) day period”). If the Company remedies the Good Reason event within the sixty (60) day period, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist. If the Company does not remedy the Good Reason event within the sixty (60) day period, and Executive does not incur a termination of employment within thirty (30) days following the earlier of: (y) the date the

Company notifies Executive that it does not intend to remedy the Good Reason or does not agree that there has been a Good Reason event, or (z) the expiration of the sixty (60) day period, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist. Notwithstanding the foregoing, if Executive fails to provide written notice to the Company of the facts giving rise to a claim of Good Reason within thirty (30) days of the initial existence of such Good Reason event, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist as of the thirty-first (31st) day following the later of its occurrence or Executive’s knowledge thereof.

(5)    Target Bonus. “Target Bonus” shall mean the Executive’s short-term cash bonus opportunity (equal to a percentage of the Executive’s Base Salary) under the terms of the applicable short-term cash bonus program in which the Executive is entitled to participate in respect of the fiscal year of the Company in which the Termination Date occurs (if any); provided, however, that if the Executive’s employment with the Company is terminated by the Executive for Good Reason as a result of a reduction in the Executive’s Target Bonus, then “Target Bonus” shall mean the Executive’s Target Bonus as in effect immediately prior to such reduction.

(f)    Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise and no such payment or benefit shall be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment.

(g)    Post-Termination Forfeiture of Severance Benefits. If the Company determines after Executive’s Termination Date that Executive engaged in activity during employment with the Company that constituted Cause, Executive shall immediately cease to be eligible for the severance payments and benefits under Section 2(a) or 2(d), as applicable, and shall be required to reimburse the Company for any portion of the severance payments paid to Executive and for the cost of other severance benefits received by Executive following the Termination Date.

(h)    Resignation from Office. The Executive’s termination of employment with the Company for any reason shall be deemed to automatically remove the Executive, without further action, from any and all offices held by the Executive with the Company or its affiliates. The Executive shall execute such additional documents as requested by the Company from time to time to evidence the foregoing.

(i)    Exclusivity. This Agreement is intended to provide severance payments and/or benefits only under the circumstances expressly enumerated under Section 2 hereof. Unless otherwise determined by the Company in its sole discretion, in the event of a termination of the Executive’s employment with the Company for any reason (or no reason) or at any time other than as expressly contemplated by Section 2 hereof, the Executive shall not be entitled to receive any severance payments and/or benefits or other further compensation from the Company hereunder whatsoever, except for the Accrued Compensation and any other rights or benefits to which the Executive is otherwise entitled pursuant to the requirements of applicable law. Except as otherwise expressly provided in this Section 2, all of the Executive’s rights to salary, bonuses, fringe benefits and other compensation hereunder (if any) which accrue or become payable after the Termination Date will cease upon the Termination Date.

(j)    Set-Off. The Executive agrees that, to the extent permitted by applicable law, the Company may deduct from and set-off against any amounts otherwise payable to the Executive under this Agreement such amounts as may be owed by the Executive to the Company. The Executive shall remain liable for any part of the Executive’s payment obligation not satisfied through such deduction and setoff.

(k)    Exclusive Remedies. The Executive agrees and acknowledges that the payments and benefits set forth in this Section 2 shall be the only payments and benefits to which the Executive is entitled from the Company in connection with the termination of the Executive’s employment with the Company, and that neither the Company nor its subsidiaries shall have any liability to the Executive or the Executive’s estate, whether under this Agreement or otherwise, in connection with the termination of the Executive’s employment.

3.    Limitations on Certain Payments. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or otherwise would be an “excess parachute payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits identified in the second to last sentence of this Section 3 to be paid or provided will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to the Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by a certified accounting firm that is independent from the Company. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 3, the Company will reduce the Executive’s payments and/or benefits, to the extent required, in the following order: (a) the payments due under Section 2(d)(3) (beginning with the payment farthest out in time that would otherwise be paid); (b) the payments due under Section 2(d)(1) (beginning with the payment farthest out in time that would otherwise be paid); (c) the payment due under Section 2(d)(2). The assessment of whether or not such payments or benefits constitute or would include excess parachute payments shall take into account a reasonable compensation analysis of the value of services provided or to be provided by the Executive, including any agreement by the Executive (if applicable) to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to you that may then be in effect.

4.    Section 409A of the Code; Withholding.

(a)    This Agreement is intended to avoid the imposition of taxes and/or penalties under Section 409A of the Code. The parties agree that this Agreement shall at all times be interpreted, construed and operated in a manner to avoid the imposition of taxes and/or penalties under with Section 409A of the Code. To the extent required for compliance with Section 409A of the Code, all references to a termination of employment and separation from service shall mean “separation from service” as defined in Section 409A of the Code, and the date of such “separation from service” shall be referred to as the “Termination Date.”

(b)    All reimbursements provided under this Agreement shall comply with Section 409A of the Code and shall be subject to the following requirement: (i) the amount of expenses eligible for reimbursement, during the Executive’s taxable year may not affect the expenses eligible for reimbursement to be provided in another taxable year; and (ii) the reimbursement of an eligible expense must be made by December 31 following the taxable year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)    Notwithstanding anything in this Agreement to the contrary, for purposes of the period specified in this Agreement relating to the timing of the Executive’s execution of the Release as a condition of the Company’s obligation to provide any severance payments or benefits, if such period would begin in one taxable year and end in a second taxable year, any payment otherwise due to the Executive upon execution of the Release shall be made in the second taxable year and without regard to when the Release was executed or became irrevocable.

(d)    If the Executive is a “specified employee” (as defined under Section 409A of the Code) on the Executive’s Termination Date, to the extent that any amount payable under this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code (and is not otherwise excepted from Section 409A of the Code coverage by virtue of being considered “separation pay” or a “short term deferral” or otherwise) and is payable to Executive based upon a separation from service, such amount shall not be paid until the first day following the six (6) month anniversary of the Executive’s Termination Date or the Executive’s death, if earlier.

(e)    To the maximum extent permitted under Section 409A of the Code, the payments and benefits under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treasury Regulation §1.409A-1(b)(9)(iii). Any right to a series of installment payments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(f)    All amounts due and payable under this Agreement shall be paid less all amounts required to be withheld by law, including all applicable federal, state and local withholding taxes and deductions.

5.    Indemnification. The Company shall indemnify, defend, and hold the Executive harmless to the maximum extent permitted by law and the Company by-laws against all judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by the Executive, in connection with the defense of or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that the Executive is or was an officer or director of the Company. Subject to the terms of the Company’s director and officer indemnification policies then in effect, the Company acknowledges that the Executive will be covered and insured up to the full limits provided by all directors’ and officers’ insurance which the Company then maintains to indemnify its directors and officers.

6.    Restrictive Covenants and Enforcement. For purposes of this Section 6, the term “Company” shall include Pier 1 Imports, Inc. and all of its subsidiaries, parent companies and affiliates thereof.

(a)    Restrictive Covenants. Executive acknowledges that this Agreement provides for additional consideration beyond employment itself and beyond what the Company is otherwise obligated to provide. For good and valuable consideration, including but not limited to the use of and access to Confidential Information as outlined below, Executive agrees to the following:

(1)    Non-Disclosure of Confidential Information and Return of Property. Executive acknowledges and agrees to be bound by the following, whether or not Executive receives any Severance Benefits under this Agreement:

(i)    Non-Disclosure of Confidential Information. The Company agrees that during Executive’s employment with the Company, the Company promises to provide Executive with use of and access to its Confidential Information. Executive agrees that Executive shall not, directly or indirectly, use any Confidential Information on Executive’s own behalf or on behalf of any person or entity other than the Company, or reveal, divulge, or disclose any Confidential Information to any person or entity not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Executive further agrees that Executive shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from: (A) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive; (B) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Executive has made such reports or disclosures; (C) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (D) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)    Definition of Confidential Information. “Confidential Information” means any and all data and information relating to the Company, its activities, business, or customers that (i) is disclosed to Executive or of which Executive becomes aware as a consequence of Executive’s employment with the Company; (ii) has value to the Company; and (iii) is not generally known outside of the Company. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; listings of customers, buying agents, vendors and manufacturers; customer, buying agent, vendor and manufacturer files, data and financial information; details of customer, buying agent, vendor and manufacturer contracts; current and anticipated customer, buying agent, vendor and manufacturer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

(iii)    Return of Materials. Executive agrees that Executive will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the Date of Termination, or at any other time the Company requests such return, any and all property of the Company that is in Executive’s possession or subject to Executive’s control, including, but not limited to, customer, buying agent, vendor and manufacturer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Confidential Information belonging to the Company or that Executive received from or through Executive’s employment with the Company. Executive will not make, distribute, or retain copies of any such information or property. To the extent that Executive has electronic files or information in Executive’s possession or control that belong to the Company or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Date of Termination, or at any other time the Company requests, Executive shall (A) provide the Company with an electronic copy of all of such files or information (in an electronic format that is readily accessible by the Company); (B) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, so that such files and information are permanently deleted and irretrievable; and (C) upon written request by the Company on or following the Date of Termination, provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.

(2)    Non-Solicitation of Employees and Independent Contractors. During Executive’s employment with the Company and for twelve (12) months following the Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, whether on Executive’s own behalf or as a principal or representative of any other person or entity, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of the Company with whom Executive had any contact whatsoever during Executive’s employment to terminate his or her employment or other relationship with the Company or to enter into employment or any other kind of business relationship with Executive or any other person or entity.

(3)    Non-Competition. In return for the Company’s and its Affiliates’ promise to provide Executive with access to and use of its Confidential Information (as described in Section 6(a)(1)(i)-(iii) above), during Executive’s employment with the Company and for twelve (12) months following the Date of Termination, or for eighteen (18) months following the Date of Termination in a COC Protection Period, Executive will not, within the Restricted Area, directly or indirectly, engage, either as a principal, employee, partner, consultant, officer, director or investor (other than a less-than-1% stock interest in a corporation), in a business which is a competitor of the Company, in the same or similar type capacity as Executive was employed by the Company. For purposes of this Section 6(a)(3), a business shall be deemed a “competitor” of the Company if it engages in the commerce of a Home Fashions or Furniture Business or is a Home Décor Division of a Business, whether through stores (retail or wholesale), on-line e-commerce or any combination thereof.

(i)    The term “Restricted Area” shall mean the United States unless, during the last two (2) years of Executive’s employment, Executive’s employment responsibilities include a different geographic territory and Executive’s access to Confidential Information is restricted to such different geographic territory, in which case the term “Restricted Area” shall mean such different geographic territory.

(ii)    The term “Home Fashions or Furniture Business” shall mean a business (however organized or conducted, including any on-line e-commerce operations) that primarily engages in the sale, marketing, distribution, manufacturing or design of merchandise consisting of furniture, decorative accessories, housewares, bed and bath, and seasonal goods, or any other category of merchandise sold by the Company during Executive’s employment. By way of illustration, a “Home Fashions or Furniture Business” shall include such businesses as the Company, Restoration Hardware, Inc., Kirkland’s, Inc., Williams-Sonoma, Inc., Pottery Barn,

Inc., Tuesday Morning Corporation, and Bed, Bath & Beyond, Inc. and stores under the names “World Market,” “Cost Plus,” “Cost Plus World Market,” “Crate & Barrel,” “Home Goods,” “Home Sense, “IKEA,” “Wayfair,” “Hayneedle,” and “At Home.”

(iii)    The term “Home Décor Division of a Business” shall mean a category, division, branch, or unit of a business (however organized or conducted, including any on-line e-commerce operations, specialty retailer, big box retailer or department store) that engages in the sale, marketing, distribution, manufacturing or design of furniture, decorative accessories, housewares, bed and bath, and seasonal goods, or any other category of merchandise sold by the Company during the Executive’s employment. By way of illustration, a “Home Décor Division of a Business” shall include the home furnishings, home décor or other similar home-related category, division, branch, or unit of The TJX Companies, Inc., Ross Stores, Inc., J.C. Penney Company, Inc., Target Corporation, The Michaels Companies, Inc., The Container Store Group, Inc., Amazon.com, Inc., and Neiman Marcus Group LTD LLC.

(iv)    The Company may from time to time prior to any Date of Termination, by written notice to the Executive, for purposes of clarification, add to the list of illustrative examples of a Home Fashions or Furniture Business or a Home Décor Division of a Business set forth in this Section 6(a)(3) the names of other companies or businesses meeting the definitions of such terms.

(b)    Enforcement of Protective Covenants.

(1)    Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the restrictions in Section 6(a) of this Agreement (the “Protective Covenants”) will be inadequate, and that in the event Executive breaches, or threatens to breach, any of the Protective Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Executive understands and agrees that if Executive violates any of the obligations set forth in the Protective Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of effectiveness of the Protective Covenants. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The Company’s ability to enforce its rights under the Protective Covenants or applicable law against Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of Executive based on, or arising out of, this Agreement or any other event or transaction.

(2)    Severability and Modification of Covenants. Executive acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects and is no greater than necessary to protect the Company’s legitimate business interests. The parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Protective Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Protective Covenant. If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

(c)    Non-Disparagement and Cooperation. Neither the Executive nor any officer, director of the Company, nor any other spokesperson authorized as a spokesperson by any officer or director of the Company, shall, during the Term or at any time thereafter, intentionally state or otherwise publish anything about the other party which would adversely affect the reputation, image or business relationships and goodwill of the other party in the market and community at large. During the Term and at all times thereafter, the Executive shall fully cooperate with the Company in defense of legal claims asserted against the Company and other matters requiring the testimony or input and knowledge of the Executive. If at any time the Executive should be required to cooperate with the Company pursuant to this Section 6(c), the Company agrees to promptly reimburse the Executive for reasonable documented costs and expenses incurred as a result thereof. The Executive agrees that, during the Term and at all times thereafter, the Executive will not speak or communicate with any party or representative of any party, who is known to the Executive to be either adverse to the Company in litigation or administrative proceedings or to have threatened to commence litigation or administrative proceedings against the Company, with respect to the pending or threatened legal action, unless the Executive receives the written consent of the Company to do so, or is otherwise compelled by law to do so, and then only after advance notice to the Company. Nothing herein shall prevent the Executive from pursuing any claim in connection with enforcing or defending the Executive’s rights or obligations under this Agreement, or engaging in any activity as set forth in Section 14 of this Agreement.

(d)    Disclosure of Agreement. Executive acknowledges and agrees that, during the twelve (12) months following the Date of Termination, Executive will disclose the existence and terms of this Agreement to any prospective employer, business partner, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Executive further agrees that the Company shall have the right to make any such prospective employer, business partner, investor or lender of Executive aware of the existence and terms of this Agreement.

(e)    Breach by Executive. In the event of a breach by Executive of Section 6(a)(2) or 46(a)(3) hereof, or any material breach of any other provisions of this Agreement, the obligation of the Company to pay Salary Continuation or to provide other Severance Benefits under this Agreement will immediately cease and any Salary Continuation payments already received and the value of any other Severance Benefits already received will be returned by Executive to the Company.

(f)    Continued Effectiveness. The provisions of this Section 6 shall survive any termination of this Agreement and any termination of the Executive’s employment, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

7.    Successors and Assigns.

(a)    This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein shall include any such successors and assigns to the Company’s business and/or assets. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b)    Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

8.    Arbitration. Except with respect to the remedies set forth in Section 6(g) hereof, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the parties. The American Arbitration Association, under its Employment Arbitration Rules, shall administer the binding arbitration. The arbitration shall take place in Dallas-Fort Worth, Texas. The Company and the Executive each waive any right to a jury trial or to a petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement or its termination and agree that the arbitrator shall have the authority to award costs and attorney fees to the prevailing party.

9.    Effect on Prior Agreements. Except as otherwise set forth herein, this Agreement supersedes all provisions in prior agreements, either express or implied, between the parties hereto, with respect to post-termination payments and/or benefits; provided, that, this Agreement shall not supersede the Company’s 2006 or 2015 Stock Incentive Plans (or any other applicable equity incentive plan) or any applicable award agreements evidencing equity-based incentive awards thereunder (the “Equity Documents”), and any rights of the Executive with respect to equity-based incentive awards hereunder shall be in addition to, and not in lieu of, any rights pursuant to the Equity Documents. No provisions of this Agreement shall supersede or nullify the clawback provisions in the Equity Documents or any of the applicable Company incentive compensation plans.

10.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To the Executive:

To Executive’s last home address as listed in the books and records of the Company.

To the Company:

Pier 1 Imports, Inc.

100 Pier 1 Place

Fort Worth, Texas 76102

Attn: General Counsel

11.    Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

12.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflict of law principles thereof. Except as provided in Section 8, any actions or proceedings instituted under this Agreement with respect to any matters arising under or related to this Agreement shall be brought and tried only in the state and federal courts located in Tarrant County Texas.

13.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14.    Protected Rights. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award from a Government Agency for information provided to any Government Agency.

15.    Employing Subsidiary. Executive will serve as an executive officer of the Company as an executive officer and employee of the Company’s wholly owned subsidiary, Pier 1 Services Company, a Delaware statutory trust (“Pier 1 Services”). All payments of cash compensation to Executive in connection with Executive’s employment and any other cash payments called for under this Agreement or owing to Executive in connection with Executive’s employment will be paid by Pier 1 Services.

16.    Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

IN WITNESS WHEREOF, the undersigned has hereto set his/her hand this      day of                 , 2019.

[Name]

IN WITNESS WHEREOF, the undersigned has hereto set his hand this      day of                 , 2019.

[Name]
[Title]

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